Exhibit 10.29

SCHNITZER STEEL INDUSTRIES, INC.
EMPLOYMENT AGREEMENT

Patrick L. Christopher - Executive
268 High Street
Winchester, MA 01890

Schnitzer Steel Industries, Inc. - Company
3200 NW Yeon Avenue
Portland, Oregon 97210

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the Company and Executive agree as follows.

1.    Effective Date and Term. This Employment Agreement (this “Agreement”) is entered into on March 13, 2012 (the “Effective Date”) upon Executive’s promotion to Senior Vice President of the Company and President of the Company’s Metals Recycling Business. This Agreement governs the terms and conditions of Executive’s employment from the Effective Date through March 13, 2015 (the “Term”), provided however, that the provisions of Sections 5, 7 & 8, Covenant Not to Compete, Non-Disclosure and Non-Solicitation shall survive after expiration of the Term and the termination of this Agreement.

2.    Employment at Will. During the Term, the Company will employ Executive as Senior Vice President of the Company and President of the Company’s Metals Recycling Business, or in such other capacity as the parties may mutually agree, on the terms and conditions set forth in this Agreement. Executive’s employment is at will subject to the obligations of the Company and Executive as provided in this Agreement.

3.    Annual Salary, Bonus.

(a)    Base Salary. Beginning on the Effective Date, Executive’s base salary (the “Base Salary”) shall be at the annual rate of $550,000. Base Salary shall be payable in installments on regular Company paydays, subject to withholding for taxes and other proper deductions. Base Salary for any partial period of employment shall be prorated. Executive’s performance and the amount of the Base Salary shall be reviewed annually in connection with the Company’s normal compensation review and bonus cycle for executive officers, and the Base Salary may be increased from time to time in the sole discretion of the Committee.

(b)    Annual Performance Bonus.

(i)    Executive’s bonus under the Company’s Annual Incentive Compensation Plan (“AICP”) for the fiscal year ended August 31,2012 (the “2012 Fiscal Year”) shall be determined and paid as follows:

1.
$150,000 shall be payable to Executive on April 20, 2012 in consideration of Executive having developed and commenced the implementation of an SG&A cost reduction program for the Company’s Metals Recycling Business.

2.	$400,000 shall be payable to Executive if the cost saving measures set forth in Exhibit A for the 2012 Fiscal Year are achieved.

(ii)    For fiscal years after the 2012 Fiscal Year, Executive’s target bonus (as a percentage of Base Salary) under the AICP shall be determined by the Committee but shall not be less than 75%. The Committee shall determine the other terms of Executive’s awards under the AICP for fiscal years after the 2012 Fiscal Year.

4.    Equity Grants and Other Benefits.

(a)    Equity Grants. The amount and terms of any restricted stock grants and any other equity-based awards shall be as determined by the Committee.

(b)    Benefits. Executive and the Company shall continue to be subject to the existing Change in Control Agreement between the Company and Executive. Executive shall be entitled to participate in the Company’s other employee benefit plans, insurance, executive medical coverage, sick leave, holiday, and auto allowance as the Company from time to time may generally provide to its senior vice presidents.

5.    Covenant Not to Compete.

(a)    During Executive’s employment by the Company, under the terms of this Employment Agreement or otherwise, and for a period of one (1) year following termination of Executive’s employment for any reason (the “Restriction Period”), Executive will not, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed by, consult for, or be connected in any manner with, any business that is located within 75 miles of any of the Company’s metal recycling facilities and is engaged in the metals recycling business.

(b)    As additional consideration for the covenants set forth herein:

(i)    If Executive is terminated without cause or resigns for good reason, Executive will receive (i) a monthly payment equal to 100% of Executive’s last monthly base salary for the duration of the Restriction Period; and (ii) promptly following the end of the Restriction Period, a cash payment equal to the average of the Executive’s AICP bonus for the last three (3) fiscal years immediately preceding the termination.

(ii)    If Executive is terminated for cause, or resigns without good reason, no additional consideration will be owed to Executive and the covenant not to compete will remain enforceable.

(iii)    For this purpose “cause” shall mean: (i) insubordination, (ii) acts of dishonesty, (iii) involvement in illegal activities where such involvement in illegal activities violates Company policies, places the Company at risk or has or could damage the Company’s reputation in the community or any of its related or subsidiary companies, (iv) violation of the Company’s anti-harassment or anti-discrimination policy, or (v) gross neglect of Executive’s duties or willful misconduct that, in either case, results in economic harm to the Company or harm to the Company’s reputation.

(iv)    For this purpose, “good reason” shall mean (i) a change in Executive’s position that constitutes a diminution of Executive’s responsibilities or (ii) a reduction in Executive’s base salary and benefits.

6.    AICP, Performance Shares and Restricted Stock. Payment of any bonuses under the AICP shall, in the event of Executive’s termination, be governed by the terms of the AICP. Vested but unexercised options, performance shares and restricted stock units awarded to Executive by the Company shall, in the event of a termination of Executive’s employment, be governed by the provisions of the applicable plan and award agreement.

7.     Non-Disclosure.

(a)    “Protected Information” means all proprietary information, in whatever form and format, of the Company, all information provided to the Company by third parties which the Company is obligated to keep confidential, and all of the Company’s “trade secrets” as defined in ORS 646.461(4).

(b)    During the period of employment by the Company and forever thereafter, Executive will hold in confidence and protect all Protected Information and will not, at any time, directly or indirectly, use any Protected Information for any purpose outside the scope of Executive’s employment with the Company or disclose any Protected Information to any third person or organization without the prior written consent of the Company. Specifically, but not by way of limitation, Executive will not ever copy, transmit, reproduce, summarize, quote, publish or make any commercial or other use whatsoever of any Protected Information without the prior written consent of the Company.

8.    Non-Solicitation. During the term of Executive’s employment and for a period of one (1) year following termination of Executive’s employment, for any reason, Executive agrees that he will not directly or indirectly:

(i)    attempt to influence any of the Company’s customers, who were customers during the twelve (12) month period preceding Executive’s termination date, to divert their business to a competitor or to obtain bids, quotes or services from any competing business; or

(ii)    attempt to employ, either directly or indirectly, any persons who are or were employees of the Company within the twelve (12) month period preceding Executive’s termination date.

9.     General Provisions.

(a)    Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof, is intended fully to integrate the parties’ agreement, and supersedes any prior negotiations, understandings or agreement, oral or written, with respect to the subject matter hereof, including but not limited to the employment letter dated September 13, 2005.

(b)    Applicable Law/Jurisdiction. This Agreement shall be construed according to the laws of the State of Oregon. Employee further hereby submits to the jurisdiction of, and agrees that exclusive jurisdiction over and venue for any action or proceeding arising out of or relating to this Agreement shall lie in the state and federal courts located in Oregon.

SCHNITZER STEEL INDUSTRIES, INC.

/s/ Tamara L. Lundgren	/s/ Patrick L. Christopher
Tamara L. Lundgren	Patrick L. Christopher
President and Chief Executive Officer

Exhibit A
Performance Measures Bonus
The bonus will be based on achieving a reduction of 5% in SGA expenses of the Metals Recycling Business compared to the FY12 Forecast (3+9 completed in December 2011), using comparable assumptions to those on which the reduction targets were set, adjusted where necessary for (1) changes in the performance of the business relative to forecast, such as material changes in sales volumes, and (2) unforecasted non-operating items, such as environmental charges and litigation reserves, to be determined by the Compensation Committee in its sole discretion.